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                                                       EXHIBIT 99.3

                     NEW WEST EYEWORKS ANNOUNCES NEW BANKING
                                   RELATIONSHIP

TEMPE, Arizona (September 4, 1997)   New West Eyeworks, Inc. (NASDAQ: "NEWI"
and PSE: "NWE") today announced that it has negotiated a multi-year $5 million credit facility with KeyBank located in Seattle, Washington. The rates on the new facility compare very favorably with the previous $2 million revolving line of credit, reflecting the increased financial strength of the organization.
The facility will be used by New West Eyeworks for store expansion as well as for working capital and general corporate purposes.

The new facility will improve New West's liquidity and provide additional funding to enter new markets and to fill in existing markets with additional store locations," commented Ronald E. Weinberg, Chairman of New West Eyeworks, Inc.

"We are pleased to enter into this relationship with KeyBank, which will allow us to take advantage of attractive terms on retail space being offered by mall and shopping center owners in several markets," noted Barry Feld, President and Chief Executive Officer of New West Eyeworks, Inc. "The availability of funds under our new bank credit agreement, when combined with the remaining proceeds from the secondary stock offering (completed in February 1997), anticipated earnings and lease financing, should allow New West to achieve its desired growth objectives."

New West Eyeworks, Inc. is a leading retailer of specialty eyewear and currently operates 154 stores in twelve Western and Midwestern states. The Company's merchandising strategy centers around a signature $59 price point for a wide selection of quality, brand-name eyeglasses (frame and lenses). New West also sells brand-name contact lenses and non-prescription sunglasses and offers customers on-site eye examinations by independent optometrist. New West stores operate under the Vista Optical brand name except for the stores in Arizona and Utah which use the Lee Optical brand name. The Company's optical laboratories and distribution facilities are located in Tempe, Arizona and near Portland, Oregon.

This press release includes forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report for 1996 on Form 10-K and quarterly report for the quarter ended June 28, 1997 on Form 10-Q, for a description of factors that could cause results to differ materially from those in the forward-looking statements.

For further information, please contact:

Ronald E. Weinberg, Chairman of the Board (216) 861-4540
               Or
Barry Feld, President and CEO (602) 438-1330